Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into as of this 3rd day of May 2021 (the “Execution Date”), with a deemed effective date of January 1, 2021 (the “Effective Date”) by and between Vivos Inc.., a company formed under the laws of the State of Delaware, with its principal place of business at Richland WA (the “Company”), and Michael Korenko, residing at Pasco WA (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive entered into that certain Employment Agreement (the “Original Agreement”), effective as of January 1, 2021;

WHEREAS, the Company and Executive each desire to amend and restate the terms of the Original Agreement and enter into this Agreement, which supersedes and replaces the Original Agreement from and following the Effective Date;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, each of the Company and Executive hereby agree to amend and restate the Original Agreement as set forth herein, and further agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts continued employment, effective as of the Effective Date.

2. Term. Subject to earlier termination as hereafter provided, the Executive shall be employed hereunder for a term commencing on the Effective Date and ending three (3) years thereafter, which term shall only be extended by written agreement of the parties; it being agreed, however, that neither party is obligated to agree to an extension. The term of the Executive’s employment under this Agreement, including any mutually agreed upon extension, is hereafter referred to as “the term of this Agreement” or “the term hereof.” The date of termination of the Executive’s employment hereunder is hereinafter referred to as the “Date of Termination.”

3. Duties and Rights.

3.1 Executive shall be employed as Chief Executive Officer of the Company. In such capacity, Executive’s duties shall include overall management of the Company, subject to the control and direction of the Board of Directors (“Board”) of the Company to which Executive shall report. Executive shall also perform such other duties as, from time to time, are designated by the Board of Directors of the Company, provided the same are always consistent with his status as Chief Executive Officer. During the term of this Agreement, Executive shall devote all of his business time and efforts to the affairs of the Company and its Subsidiaries provided that Executive shall be permitted to provide limited services in connection with those directorships or positions disclosed on Exhibit A or as disclosed to and approved by the Board of Directors hereto only to the extent that such services do not interfere with Executive’s rendering of his services to the Company hereunder. Executive shall use his best efforts to perform all such services diligently and to the best of his ability and will at all times use his best efforts to enhance the business of the Company.

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3.2 Executive shall be entitled to no additional compensation for serving as a member of the Board.

3.3 Executive shall have the right in his sole discretion to hire and terminate the employment of all employees of the Company and its Subsidiaries other than other officers of the Company, which such hiring and termination must be pre-approved by the Board.

4. Compensation and Benefits. As compensation for all services performed by the Executive under this Agreement and subject to performance of the Executive’s duties and obligations to the Company and its Affiliates, pursuant to this Agreement:

4.1 Base Salary. Beginning as of the Effective Date and during the term hereof, the Company shall pay the Executive a base salary at the rate of $225,000 per year, payable in accordance with the regular payroll practices of the Company for its executives generally and subject to two and one-half (2.5%) percent annual increase. Such base salary, as described in the previous sentence, is hereafter referred to as the “Base Salary.”

4.2 Bonus Compensation. Beginning as of the Effective Date and during the term hereof, the Executive shall be eligible to receive a bonus (the “Discretionary Bonus”) with a target amount of $7,500 for each fiscal quarter, prorated for any period of service less than one fiscal quarter, as provided herein. The Discretionary Bonus, if earned, will be paid within thirty (30) days following the end of each fiscal quarter during the term hereof. The Discretionary Bonus will become payable based on the Executive’s satisfactory performance of his duties hereunder, as determined by the Compensation Committee of the Board (or, in the absence of a Compensation Committee, the Board, in which case all references to the Compensation Committee hereunder shall deemed to be a reference to the Board), in its sole discretion. The Compensation Committee may review the Executive’s performance from time to time and may provide for lesser or greater bonus payments based upon achievement of partial or additional criteria established or determined by the Compensation Committee from time to time.

4.3 Equity-Based Awards. As soon as reasonably practicable, but in all events within thirty (30) days, following the Effective Date, Executive shall be granted an award of restricted stock units pursuant to the incentive unit grant agreements set forth on Exhibit B attached hereto. Executive shall not be eligible to receive any other equity-based awards during the term hereof.

4.4 Expenses. It is recognized that Executive in the performance of his duties hereunder may be required to expend reasonable sums for travel and for entertainment of various persons, including representatives of companies with whom the Company has or might expect to have business relations. During the term hereof, the Company shall either advance funds to Executive or reimburse Executive for reasonable business expenses incurred by him in connection with the performance of his duties hereunder, provided Executive properly accounts therefor in accordance with the Company’s policies and procedures.

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4.5 Benefits. During the term hereof, Executive shall be eligible to participate in the benefits and perquisites programs (including, without limitation, health, welfare profit sharing, deferred compensation, and severance programs) made available to senior executives from time to time, in each case in accordance with the terms of the applicable plan, program, policy and arrangement in effect from time to time. The Company shall not, however, by reason of this Section 4.5, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such plan or policy, so long as such changes are similarly applicable to similarly situated senior executives generally. The Company may also maintain during the term hereof life insurance on the life of Executive in the amount of $100,000 naming as beneficiary thereof either the estate of Executive or any other beneficiary designated by Executive (the “Life Insurance Policy”).

4.6 Clawback Rights. All amounts paid to Executive by the Company (other than Executive’s Base Salary and reimbursement of expenses pursuant to paragraph 4.4 hereof) during the term of this Agreement and any time thereafter and any and all stock based compensation (including the equity-based awards set forth on Exhibit B attached hereto) granted during the term hereof and any time thereafter (collectively, the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows: during the period that the Executive is employed by the Company and upon the termination or expiration of the Executive’s employment and for a period of three (3) years thereafter, if any of the following events occurs, Executive agrees to repay or surrender to the Company the Clawback Benefits as set forth below:

(a)	if the Company restates (a “Restatement”) any published financial statement that has been filed with the Securities and Exchange Commission covering any period commencing after the Effective Date of this Agreement from which any Clawback Benefits to Executive shall have been determined (such restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared), then the Executive agrees to immediately repay or surrender upon demand by the Company any Clawback Benefits which were determined by reference to any Company financial results reflected in financial statements which were later restated, to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the Restatement of the Company’s financial statements. All Clawback Benefits amounts resulting from such Restatements shall be retroactively adjusted by the Compensation Committee to take into account the relevant restated financial information and if any excess portion of the Clawback Benefits resulting from such restated information is not so repaid or surrendered by the Executive within ninety (90) days of the revised calculation being provided to the Executive by the Company following a publicly announced Restatement, the Company shall have the right to take any and all action to effectuate such adjustment.

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(b)	if any material breach of any agreement by Executive relating to confidentiality, non-competition, non-raid of employees, or non- solicitation of vendors or customers (including, without limitation, Sections 7 or 8 hereof) or if any material breach of Company policy or procedures which causes material harm to the Company occurs, as determined by a final judgment from a court of competent jurisdiction, then the Executive agrees to repay or surrender any Clawback Benefits upon demand by the Company and if not so repaid or surrendered within ninety (90) days of such demand, the Company shall have the right to take any and all action to effectuate such adjustment.

The amount of Clawback Benefits to be repaid or surrendered to the Company shall be determined by the Compensation Committee and applicable law, rules and regulations. All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the Company and Executive. The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd Frank Act and such rules and regulation as hereafter may be adopted and in effect.

5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term of this Agreement under the following circumstances:

5.1 Retirement or Death. In the event of the Executive’s retirement or death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In the event of the Executive’s retirement or death during the term hereof, the Company shall pay to the Executive (or in the case of death, the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate) (i) any Base Salary and accrued vacation earned but unpaid through the date of such retirement or death, (ii) any Discretionary Bonus for the fiscal quarter preceding that in which such retirement or death occurs that was granted but has not yet been paid, (iii) an amount equal to that portion of any Discretionary Bonus, if any, earned but unpaid during the fiscal quarter of such retirement or death (pro-rated and paid in accordance with Section 4.2), (iv) reimbursement for any reasonable expenses of the types specified in Section 4.3 incurred with respect to periods prior to date of such retirement or death. In the event of the Executive’s death during the term hereof, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, (x) proceeds from the Life Insurance Policy, if applicable and (y) any accrued but unpaid deferred salary, payable in accordance with the terms thereof.

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5.2 Disability.

5.2.1 The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, in the opinion of the Board of Directors based upon the advice of a physician chosen by the Board, Executive is unable to perform substantially all of his duties and responsibilities hereunder for one hundred twenty (120) consecutive days or an aggregate of one hundred eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days.

5.2.2 The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, while he is employed by the Company and has not yet become eligible for disability income benefits under any disability income plan maintained by the Company, the Executive shall continue to receive the Base Salary in accordance with Section 4.1 and to receive benefits in accordance with Section 4.5, to the extent permitted by the then-current terms of the applicable benefit plans. Upon becoming so eligible, and until the termination of his employment because of disability, the Company shall pay to the Executive, at its regular pay periods, an amount equal to the excess, if any, of the Executive’s monthly base compensation in effect at the time of eligibility (i.e. 1/12th of the Base Salary) over the amounts of disability income benefits that the Executive is otherwise eligible to receive. Upon termination of the Executive’s employment because of disability, the Company shall pay to the Executive (i) any Base Salary earned but unpaid through the Date of Termination, (ii) any Discretionary Bonus for the fiscal quarter preceding the quarter of termination that was earned but unpaid, (iii) the Company shall pay the Executive an amount equal to that portion of any Discretionary Bonus, if any, earned but unpaid during the fiscal quarter of such termination (pro-rated and paid in accordance with Section 4.2) and (iv) reimbursement of any reasonable expenses incurred by him in the performance of his duties hereunder in accordance with the customary policies of the Company. During the 6 month period (or the remaining months of the Term if less than 6 months) following the termination of the Executive’s employment because of disability, the Company shall pay the Executive, at its regular pay periods, an amount equal to the excess, if any, of the Executive’s monthly base compensation in effect at the time of termination (i.e. 1/12th of the Base Salary) over the amounts of disability income benefits that the Executive is otherwise eligible to receive pursuant to the above-referenced disability income plan in respect of such period (“Disability Payments”), provided that the Executive signs an Employee Release as defined in Section 6.1 below.

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5.2.3 Except as provided in Section 5.2.2, while the Executive is receiving Disability Payments, the Executive shall not be entitled to receive any Base Salary under Section 4.1 or Discretionary Bonus payments under Section 4.2, but the Executive shall continue to participate in benefit plans of the Company in accordance with Section 4.5 and the terms of such plans, until the termination of his employment. During the six month period from the date of eligibility for Disability Payments or termination of employment under this Section 5.2, the Company shall continue to contribute to the cost of the Executive’s participation in one of the group medical plans of the Company, in the same percentage as the Company was contributing at the time of termination of the Executive’s employment, provided that the Executive is entitled to continue such participation under applicable law and plan terms.

5.2.4 If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Board’s determination of the issue shall be binding on the Executive.

5.3 By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following events or conditions shall constitute “Cause” for termination: (i) the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from Executive’s death or Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days of his receipt of such written demand; (ii) the material breach by the Executive of any material provision of this Agreement, if such breach results in a material adverse effect on the Company or its Subsidiaries and if the breach is not cured by the Executive within thirty (30) days of his receipt of such written demand therefore (for the avoidance of doubt, the violation of Section 8.1, 8.3 and 8.5 of this Agreement shall be considered an immediate material breach of a material provision of this Agreement and not subject to the foregoing notice or cure provisions); (iii) the commission of fraud, embezzlement or theft by the Executive; (iv) the conviction of the Executive of, or plea by the Executive of nolo contendre to, any felony or any other crime involving dishonesty or moral turpitude.

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Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive hereunder, other than for payment of any Base Salary earned but unpaid through the Date of Termination. Without limiting the generality of the foregoing, the Executive shall not be entitled to receive any Discretionary Bonus amounts which have not been paid prior to the Date of Termination hereunder for Cause.

5.4 Post-Agreement Employment. In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the term hereof or otherwise, then such employment shall be at will.

6. Effect of Termination. The provisions of this Section 6 shall apply in the event of termination, whether such termination is due to the expiration of the term hereof, is pursuant to Section 5, or otherwise.

6.1 Payment in Full. Payment by the Company of any Base Salary, Discretionary Bonus or other specified amounts which are due the Executive under the applicable termination provision of Section 5 shall constitute the entire obligation hereunder of the Company and its Affiliates to the Executive. Any obligation of the Company to provide the Executive Disability Payments, or Discretionary Bonus payments under this Agreement is expressly conditioned, however, upon the Executive signing a release of claims provided by the Company (the “Employee Release”) within twenty-one days, or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days, following the date on which he gives or receives, as applicable, notice of termination of employment and upon the Executive not revoking the Employee Release thereafter. The obligations of the Company to the Executive under Sections 5.2 or 5.4 hereof are also expressly conditioned upon the Executive’s continued full performance of his obligations under Sections 7 and 8 hereof. The Executive agrees that if he violates any term of Sections 7 and/or 8 at any time, he shall have no entitlement to Disability Payments under Sections 5.2, and that he will promptly reimburse the Company on demand for all monies previously paid to him or on his behalf prior to the date of such violation under Sections 5.2 or 5.4 of this Agreement. The Executive recognizes that, except as expressly provided in Section 5, no compensation is earned after termination of employment.

6.2 Termination of Benefits. Except for medical insurance coverage continued pursuant to Sections 5.2 hereof, the continuation of any benefits pursuant to Section 5.4 hereof and any right of continuation of health coverage at the Executive’s cost to the extent provided by Sections 601 through 608 of ERISA, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payments to the Executive following termination of his employment.

6.3 Survival of Certain Provisions. Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purpose of other surviving provisions, including without limitation the obligations of the Executive under Sections 7 and 8 hereof.

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7. Confidential Information; Intellectual Property.

7.1 Confidentiality. The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive acknowledges the importance to the Company and its Affiliates of protecting their Confidential Information and other legitimate interests, and agrees that all Confidential Information which he creates or to which he has access as a result of employment with or service as a director of the Company and its Affiliates is and shall remain the sole and exclusive property of the Company and its Affiliates. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates) any Confidential Information obtained by the Executive incident to his employment with or service as a director of the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination

7.1.1 Notwithstanding anything to the contrary contained in this Section

7.1:

(a)	Executive shall not be prevented from, nor shall Executive be criminally or civilly liable under any federal or state trade secret law for, making a disclosure of trade secrets or other Confidential Information that is: (i) made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of applicable law; (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (iii) protected under the whistleblower provisions of applicable law; and

(b)

in the event Executive files a lawsuit for retaliation by the Company for Executive’s reporting of a suspected violation of law, Executive may (i) disclose a trade secret to Executive’s attorney and (ii) use the trade secret information in the court proceeding related to such lawsuit, in each case, if Executive (x) files any document containing such trade secret under seal; and (y) does not otherwise disclose such trade secret, except pursuant to court order.

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7.2 Return of Documents. All documents, records, files, audio tapes, videotapes and any other media, however stored, of whatever kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall not copy any Documents or remove any Documents from the premises of the Company or its Affiliates, except as required for the proper performance of regular duties for the Company or as expressly authorized in writing by the Board or its designee. The Executive agrees to return to the Company and its Affiliates at the time his employment terminates, and at such other times as may be specified by the Company or its Affiliates, all Documents and other property of the Company and its Affiliates then in his possession or control. The Executive agrees that, if a Document is on electronic media (e.g. a hard disk), upon the request of any duly authorized officer of the Company or its Affiliates, he will disclose all passwords necessary or desirable to enable the Company to obtain access to the Documents.

7.3 Materials. Executive agrees that all ideas, plans and materials prepared by Executive in the course of his employment by the Company (collectively, the “Materials”) during the term of this Agreement will be considered works-made-for-hire and shall be the Company’s sole and exclusive property. In the event that the Materials are not copyrightable subject matter or for any reason are deemed not to be works-made-for-hire, then, and in such event, by this Agreement, Executive hereby assigns all right, title and interest to said Materials to the Company and agrees to execute all documents required to evidence such assignment. Without limiting the foregoing, it is specifically understood and agreed that Executive will retain no ownership rights whatsoever in or to the Materials. Notwithstanding the forgoing, Executive shall be entitled to be designated as composer on all music contained in the programming produced by the Company and to continue to receive composer’s royalties from applicable performing rights societies and he shall also be entitled to receive European author royalties from France. The restrictions set forth in this Section 7 do not apply to talent guilds (such as Screen Actors Guild, Alliance of Canadian Cinema Television and Radio Artists, etc.), music performance societies (such as America Society of Composers, Authors and Publishers, Broadcast Music, Inc., etc.) (“Music Societies”) or author’s collecting societies (such as Société des Auteurs et Compsiteurs Dramatiques, etc.) (such talent guilds, Music Societies and author’s collecting societies, collectively, the “Societies”), and any and all fees, residuals, royalties and similar payments paid or to be paid to Executive from any Society as a result of his individual creative work (such fees, residuals, royalties and similar payments, the “Executive Payments”) shall be retained by Executive as his personal property and such Executive Payments fall outside the scope of this Agreement, except as provided for in the last sentence of this Section 7.3. This Agreement shall have no effect on the rights of Executive to the Executive Payments, and receipt of such Executive Payments shall not violate any of the terms of this Agreement. Notwithstanding the foregoing, it is understood that during the term hereof only, any Executive Payments derived from the Music Societies shall be assigned, and turned over to, the Company. Notwithstanding the foregoing, the Executive understands that the provisions of this Section 7 requiring the assignment of Materials to the Company do not apply to any invention or Materials which qualifies fully under the provisions of California Labor Code Section 2870. Executive will advise the Company promptly in writing of any inventions or Materials that he believes meet the criteria in Labor Code Section 2870.

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8. Restricted Activities.

8.1 Agreement not to Compete with the Company during the Term of this Agreement. The Executive agrees that, during his employment, he will not, directly or indirectly, own, manage, operate, control, or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, consultant, agent or otherwise with, or have any financial interest in (except for a publicly traded company where he owns no more than 5% of the outstanding stock of such company), or aid or assist anyone else in the conduct of, any business, venture or activity which competes with the Business of the Company or its Subsidiaries (as defined below). Except as otherwise expressly set forth in this Agreement, the Executive further agrees that, during his employment with the Company, he will not enter into any transaction, on his own behalf or that of a third party with any of the Company’s Affiliates, without full disclosure to, and receipt of prior written consent from, a majority of the entire the Board.

8.2 Agreement not to Unfairly Compete with the Company after the Term of this Agreement. The Executive acknowledges that access to Confidential Information and to the Company’s and its Affiliates’ customers would give the Executive an unfair competitive advantage, were the Executive to leave employment and use any of the Company’s Confidential Information to unfairly compete with the Company or its Affiliates, and that he is therefore being granted access to Confidential Information and the customers of the Company and its Affiliates in reliance on his agreement hereunder. The Executive therefore agrees that for a period of twelve (12) months following the date his employment with the Company is terminated (the “Non-Competition Period”), he will not utilize any of the Company’s Confidential Information to unfairly compete in any fashion with the Company or its Subsidiaries with respect to the Business of the Company or its Subsidiaries. For purposes of this Section 8, the “Business of the Company or its Subsidiaries” shall mean (a) production and/or distribution of animated or live-action television programming (and/or any musical composition intended to be included therein), or any element thereof, within or without the United States as currently being conducted or planned to be conducted by the Company, and (b) any business activity that is conducted or is actively being planned to be conducted by the Company or by any of its Subsidiaries at or within the twelve month period immediately preceding the Date of Termination, which business is expected to be material to the Company. The Executive acknowledges that the restrictions contained in Section 8 are sufficiently limited so as not to restrain him from engaging in a lawful profession, trade or business of any kind.

8.3 Agreement Not to Solicit Customers during the Term of this Agreement. The Executive agrees that during his employment hereunder, he will not, on behalf of any person or entity other than the Company and its Affiliates, directly or indirectly, solicit or encourage any customer or vendor of the Company or its Subsidiaries to terminate or diminish their relationships with any of them or violate any agreement with or duty to the Company or any of the Company’s Subsidiaries.

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8.4 Agreement Not to Solicit Customers after the Term of this Agreement. The Executive acknowledges that access to Confidential Information and to the Company’s and its Subsidiaries’ customers would give the Executive an unfair competitive advantage were the Executive to leave employment and begin competing with the Company or its Subsidiaries, and he is therefore being granted access to Confidential Information and the customers of the Company and its Subsidiaries in reliance on his agreement hereunder. The Executive agrees that for a period of twelve (12) months following the Date of Termination (the “Non-Solicitation Period”), he will not, directly or indirectly, use or rely in any way upon any Confidential Information of the Company or its Subsidiaries to recruit, solicit, or otherwise seek to induce any customer or vendor of the Company or its Subsidiaries to terminate or diminish their relationship with or violate any agreement with or duty to the Company or its Subsidiaries.

8.5 Agreement Not to Solicit Employees or Other Service Providers. The Executive agrees that during his employment hereunder and for a period of twelve (12) months following the Date of Termination, he will not, directly or indirectly, (a) recruit, solicit, or otherwise seek to induce any employees of the Company or its Subsidiaries to terminate their employment or violate any agreement with or duty to the Company or its Subsidiaries, or (b) recruit, solicit, or otherwise seek to induce any individual providing services to the Company or its Subsidiaries as an independent contractor, consultant, or through any other relationship to terminate or diminish their relationships with the Company or its Subsidiaries.

9. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including without limitation the restraints imposed upon him pursuant to Sections 7 and 8 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants or agreements contained in Sections 7 or 8 hereof, the damage to the Company and its Affiliates could be irreparable. The Executive therefore agrees that the Company shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants or agreements. The Company’s Affiliates shall also have the right to enforce all of the Employee’s obligations to such Affiliates hereunder, including without limitation pursuant to Sections 7 and 8 hereof, and each of such Affiliates shall otherwise be a third party beneficiary of this Agreement. The parties further agree that in the event that any provision of Section 7 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

10. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which or by which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or solicitation or similar covenants, a court order or any other obligations that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company or any of its Subsidiaries any proprietary information of a third party without such party’s consent.

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11. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 11 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

11.1 “Affiliate” shall mean, with respect to any specified Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (b) with respect to any natural Person, any member of the immediate family of such natural Person.

11.2 “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom any of them compete or do business, or with whom any of them plan to compete or do business, and any and all information the disclosure of which would otherwise be adverse to the interests of the Company or any of its Affiliates. Confidential Information includes without limitation such information relating to (i) the products and services sold or offered by the Company or any of its Affiliates, technical data, methods and processes of the Company, (ii) the costs, sources of supply, financial performance and marketing activities and strategic plans of the Company and its Affiliates, (iii) the identity and special needs of the customers of the Company and its Affiliates and (iv) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes information that the Company or any of its Affiliates may receive or has received belonging to others with any understanding, express or implied, that it would not be disclosed. Confidential Information shall not include any information that is, or becomes generally available to the public, unless such availability occurs as a result of the Executive’s breach of any portion of this Agreement or any other obligation the Executive owes to the Company.

11.3 “ERISA” means the federal Employee Retirement Income Security Act of 1974 or any successor statute, and the rules and regulations thereunder, and, in the case of any referenced section thereof, any successor section thereto, collectively and as from time to time amended and in effect.

11.4 “Intellectual Property” means any invention, formula, pattern, compilation, program, device, method, technique or process (whether or not patentable or registrable under copyright statutes) conceived, made, or first actually reduced to practice by the Executive (whether alone or jointly with others) during the Executive’s employment by the Company; provided, however, that Intellectual Property does not include any invention (i) that is developed on the Executive’s own time, without using the equipment, supplies, facilities or trade secret information of the Company or any of its Affiliates, unless such invention relates at the time of conception or reduction to practice of the invention (a) to the business of the Company, (b) to the business of an Affiliate of the Company for whom the Executive has performed services, (c) to the actual or demonstrably anticipated research or development of the Company or any of its Affiliates, provided that, in the case of an Affiliate of the Company, the Executive has, or reasonably would be expected to have, knowledge of such research or development as a result of his employment or (d) results from any work performed by the Executive for the Company or any of the Affiliates; or (ii) that the Executive may otherwise not be required to assign to the Company under applicable California law.

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11.5 “Person” means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

11.6 “Subsidiary” means any corporation, partnership, limited liability company or other entity with respect to a specified Person (or a Subsidiary thereof) owns a majority of the common stock, partnership interests or other equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

12. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law or withheld by the Company at the request of the Executive.

13. Section 409A.

13.1 The provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

13.2 To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

13.3 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

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13.4 Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

13.5 Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then only that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

13.6 For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Executive terminations plus (y) the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

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13.7 If any payment provided to Executive pursuant to this Agreement is subject to adverse tax consequences under Code Section 409A, then Company shall make such additional payments to Executive (“409A Gross Up Payments”) as are necessary to provide Executive with enough funds to pay the additional taxes, interest, and penalties imposed by Code section 409A (collectively, the “409A Tax”), as well as any additional taxes, including but not limited to additional 409A Tax, attributable to or resulting from the payment of the 409A Gross Up payments, with the end result that Executive shall be in the same position with respect to his tax liability as he would have been in if no 409A Tax had ever been imposed; provided, however, that the Company’s obligation to make payments under this Section 15 shall be limited to an amount equal to three times the 409A Tax (not including for this purpose 409A Tax attributable to the payment of any portion of the 409A Gross Up Payment). The Company shall make any payments required by this paragraph no later than the last day of Executive’s taxable year next following the Executive’s taxable year in which the 409A Tax is remitted to the taxing authority.

14. Miscellaneous.

14.1 Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive (a) in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, one of its Affiliates or any other Person or transfer all or substantially all of its properties or assets to one of its Affiliates or any other Person, in which event such Affiliate or Person shall be deemed the “Company” for all purposes of this Agreement, or (b) to any senior lender to the Company or any Subsidiary thereof as collateral security. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

14.2 Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be deemed modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.3 Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by the Executive and any expressly authorized representative of the Company.

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14.4 Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed (a) in the case of the Executive, to his last address on record with the Company, or (b) in the case of the Company, at its principal place of business and to the attention of the Board; or to such other address as either party may specify by notice to the other actually received.

14.5 Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with the Company or any of its Affiliates, with respect to the terms and conditions of the Executive’s employment, including the Original Agreement. For the avoidance of doubt, the parties acknowledge that this Agreement supersedes and replaces the Original Agreement in its entirety. In entering into this Agreement, Executive expressly represents, acknowledges and agrees that Executive has received all salary, bonuses, benefits, payments, and other compensation for all services provided by the Company through the Effective Date and, as of the Effective Date, Employee has no further or future rights to any payments or benefits pursuant to the Original Agreement.

14.6 Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

14.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

14.8 Governing Law. This Agreement, with the exception of Section 8, shall be governed by and construed in accordance with the domestic substantive laws of The State of California without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

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IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE COMPANY:

Vivos Inc.

By:
Name:	Carlton M. Cadwell
Title:	Chairman

THE EXECUTIVE:

By:

Michael K. Korenko

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EXHIBIT A

Community volunteer assignment as member of the Hanford Advisory Board

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EXHIBIT B

RESTRICTED STOCK UNIT AGREEMENT

PURSUANT TO THE VIVOS, INC.

2015 INCENTIVE PLAN

* * * * *

Participant: Michael K. Korenko

Grant Date:________________

Number of Restricted Stock Units Granted: __________

* * * * *

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Vivos Inc. (the “Company”), and the Participant specified above, pursuant to the Vivos, Inc. 2015 Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Restricted Stock Units (“RSUs”) provided herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

Grant of Restricted Stock Unit Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of RSUs specified above. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Common Stock underlying the RSUs, except as otherwise specifically provided for in the Plan or this Agreement.

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Vesting.

Time-Based Vesting. Subject to the provisions of Sections 3(c), 3(d) and 3(e) hereof, 50% of the RSUs subject to this Award shall become vested as follows, provided that the Participant has not incurred a termination of employment or service with the Company prior to each such vesting date:

Vesting Date	Number of RSUs
On Grant Date	5,000,000
First Anniversary of the Grant Date	5,000,000
Second Anniversary of the Grant Date	5,000,000

There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, subject to the Participant’s continued service with the Company or any of its Subsidiaries on each applicable vesting date.

Performance-Based Vesting. Subject to the provisions of Sections 3(c), 3(d) and 3(e) hereof, 50% of the RSUs subject to this Award shall have the opportunity to vest on the following dates subject to the achievement of performance-based vesting conditions to be established by the Committee and communicated to the Participant no later than ninety (90) days following the Grant Date, provided that the Participant has not incurred a termination of employment or service with the Company prior to each such vesting date:

Vesting Date	Number of RSUs
Nine Month Anniversary of the Grant Date	5,000,000
Eighteen Month Anniversary of the Grant Date	5,000,000
Twenty-Seven Month Anniversary of the Grant Date	5,000,000

There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, subject to the Committee’s determination of the extent to which performance-based vesting conditions are achieved and the Participant’s continued service with the Company or any of its Subsidiaries on each applicable vesting date.

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Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the RSUs at any time and for any reason.

Termination of Employment. All unvested RSUs shall become fully vested upon the termination of the Participant’s employment or service with the Company by the Company without Cause or a resignation by the Participant for Good Reason or death. For purposes of this Agreement, “Cause” shall have the meaning set forth in that certain Amended and Restated Employment Agreement, by and between the Participant and the Company, effective as of January 1, 2021 (the “Employment Agreement”). For purposes of this Agreement, “Good Reason” shall mean following events or conditions: (i) a material reduction by the Company in the Participant’s Base Salary or Target Bonus (each, as defined in the Employment Agreement) level; (ii) the Participant shall be required to work at a location more than fifty (50) miles away from the Participant’s place of work as of the Grant Date; (iii) the assignment to the Participant by the Company of duties substantially inconsistent with, any change in the Participant’s titles or the significant reduction of the powers and functions associated with, the Participant’s positions, titles or offices as described herein; (iv) the failure of any successor (whether direct or indirect, by stock or asset purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly to assume and agree to perform the Employment Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Any assertion by the Participant of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Sections 3(d)(i), 3(d)(ii), 3(d)(iii) or 3(d)(iv) giving rise to the Participant’s termination of employment must have arisen without the Participant’s consent; (B) the Participant must provide written notice to the Board of the existence of such condition(s) within thirty (30) days of the initial existence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of the Participant’s termination of employment must occur within sixty (60) days after the initial existence of the condition(s) specified in such notice.

Forfeiture. Subject to the provisions of Sections 3(c), 3(d), all unvested RSUs shall be immediately forfeited upon (i) the Participant’s termination of employment or service with the Company for any reason and (ii) the Participant’s violation of any of Sections 8.1, 8.3 or 8.5 of the Employment Agreement.

Delivery of Shares.

General. Subject to the provisions of Sections 4.(b) and 4.(c) hereof, the Participant shall receive 25% of the number of shares of Common Stock that correspond to the number of RSUs that have become vested on the applicable vesting date within thirty (30) days following the applicable vesting date, and will receive an additional 25% of the number of shares of Common Stock that correspond to the number of RSUs that have become vested on the applicable vesting date on each of (i) 90 days following the applicable vesting date, (ii) 180 days following the applicable vesting date, and (iii) 270 days following the applicable vesting date. The Participant can defer receipt of the vested shares until he authorizes the transfer.

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Blackout Periods. If the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 4(a) hereof, such distribution shall be instead made on the earlier of (i) the date that the Participant is not subject to any such policy or restriction and (ii) the later of (A) the end of the calendar year in which such distribution would otherwise have been made and (B) a date that is immediately prior to the expiration of two and one-half months following the date such distribution would otherwise have been made hereunder.

Deferrals. The Participant may elect, subject to the terms and conditions of the Plan and any other applicable written plan or procedure adopted by the Company from time to time for purposes of such election, to defer the distribution of all or any portion of the shares of Common Stock that would otherwise be distributed to the Participant hereunder (the “Deferred Shares”), consistent with the requirements of Section 409A of the Code. Upon the vesting of RSUs that have been so deferred, the applicable number of Deferred Shares shall be credited to a bookkeeping account established on the Participant’s behalf (the “Account”). Subject to Section 5 hereof, the number of shares of Common Stock equal to the number of Deferred Shares credited to the Participant’s Account shall be distributed to the Participant in accordance with the terms and conditions of the Plan and the other applicable written plans or procedures of the Company, consistent with the requirements of Section 409A of the Code.

Dividends; Rights as Stockholder. Cash dividends on shares of Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to each RSU granted to the Participant, provided that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and shall be held uninvested and without interest and paid in cash at the same time that the shares of Common Stock underlying the RSUs are delivered to the Participant in accordance with the provisions hereof. Stock dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of the Participant with respect to each RSU granted to the Participant, provided that such stock dividends shall be paid in shares of Common Stock at the same time that the shares of Common Stock underlying the RSUs are delivered to the Participant in accordance with the provisions hereof. Except as otherwise provided herein, the Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by any RSU unless and until the Participant has become the holder of record of such shares.

Non-Transferability. No portion of the RSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the RSUs as provided herein, unless and until payment is made in respect of vested RSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested shares of Common Stock issuable hereunder.

Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the RSUs and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement. Any minimum statutorily required withholding obligation with regard to the Participant may be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable to the Participant hereunder.

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Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Common Stock acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section 9.

Securities Representations. This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Participant. The Participant hereby acknowledges, represents and warrants that:

The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933 (the “Securities Act”) and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 10.

If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Common Stock issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares of Common Stock and the Company is under no obligation to register such shares of Common Stock (or to file a “re-offer prospectus”).

If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Common Stock of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of Common Stock issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.

Entire Agreement; Amendment. This Agreement, together with the Plan, and the Employment Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

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No Right to Employment. Any questions as to whether and when there has been a termination of employment or service with the Company and the cause of such termination of employment or service with the Company shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the RSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.

Compliance with Laws. The grant of RSUs and the issuance of shares of Common Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the RSUs or any shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the settlement of the RSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation. Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule.

Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.

Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

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Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the Award of RSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VIVOS INC.

By:
Name:
Title:

PARTICIPANT

Name:

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